Exhibit 10.3

AGROZ INC.

No.2, Lorong Teknologi 3/4A,
Taman Sains Selangor,
Kota Damansara, 47810
Petaling Jaya, Selangor

Ref: AI/HR/2024/12/001

24th DECEMBER 2024

[Name]

710405-10-5641

30 JALAN ANGGERIK VANILLA

31/98L CANAL GARDENS

KOTA KEMUNING

40460 SHAH ALAM

SELANGOR

Dear ___,

LETTER OF OFFER AS GROUP CHIEF EXECUTIVE OFFICER (CEO)

We are pleased to offer you the position of ____ with Agroz Inc. commencing from 1st January 2025 on the following terms and conditions:

1.	REPORTING LINE

You will be reporting to the Board of Directors.

2.	WORKING HOURS

The office normal operational hours will be as follows:-

Monday to Friday	:	(9 a.m. to 6.00 p.m.)
Saturday (alternate)	:	(9 a.m. to 2.00 p.m.)

Lunch Break	:	(1 p.m. to 2.00 p.m.)

The management reserves the right to vary the working hours as and when the need arises to suit the operations of the Company. Overtime rate applicable as prescribed by the Employment Act 1955 (Amendment 2022).

3.	SALARY & CLAIMS

You shall be paid a salary of RM ___ (Ringgit Malaysia : ___ Only) per month.

You shall be paid other remuneration up to RM ___ (Ringgit Malaysia : ___ Only) per year.

Your Annual Total Emolument (ATE) would be RM ___ (Ringgit Malaysia : ___ Only) per year.

4.	STATUTORY OBLIGATIONS

You shall contribute to EPF, SOCSO, EIS and PCB a per statutory rates and the Company shall contribute the employer’s share as required by the ordinances.

5.	PROBATION

You shall serve a probation period of three (3) months from commencement date of employment during which time your immediate superior will evaluate your performance. Probation may further extend for a month, if deemed necessary.

Written confirmation shall follow upon successful completion of probationary period. In absence of such notification, it shall be deemed that your probation continues until you are notified otherwise.

6.	PERFORMANCE REVIEWS

Upon your confirmation, your performance will be reviewed on an annual basis.

7.	FITNESS OF EMPLOYMENT

Though you are not required to be medically examined, you are required to declare your fitness for employment and further required to disclose any illness, medical or physical disability which you have suffered or which you are suffering from which would affect your fitness for employment. Should it be found after employment that you have misrepresented or not disclosed, inter alia, material facts regarding any illness, medical or physical disability, it shall be deemed to be sufficient cause for the Company to terminate your services without notice and the Company hall not be liable to any claims for benefit thereafter.

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8.	ANNUAL LEAVE

Your annual leave will be as stipulated below:

Years of Service
Category	Below 2 Years	2-5 Years	Above 5 Years
Non-Executive Working Shift	14 days	15 days	16 days

9.	MEDICAL LEAVE

You are entitled to medical leave as stipulated below:

	Years of Service
Category	Below 2 Years	2-5 Years	Above 5 Years
Non-Executive	14	18	22

Unutilized medical leave will not be carried forward to the following year nor compensated in monetary term.

In cases where hospitalisation is required, employees covered under the Employment Act are entitled to 60 days of hospitalisation per year, on top of paid sick leave entitlement. This must be certified by a registered medical practitioner, officer, or dental surgeon.

Your medical expenses shall be claimable of up to RM___ per annum. No medical expenses borne by the Company shall include expenses for optical and dental treatment.

10.	MATERNITY & PATERNITY LEAVE

Female employees are entitled to 98 consecutive days paid maternity leave. However, it shall not commence earlier than 30 days immediately preceding her confinement, or later than the day immediately following her confinement.

Male employees are entitled to seven consecutive days of paternity leave.

Kindly refer to the Employment (Amendment) Act 2022 for all and any other provisions with regards to maternity/paternity leave.

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11.	JOB ALLOCATION

Notwithstanding your job position, you may be required, when deemed necessary by the Company to work in any farm location in Selangor/KL on a temporary basis or otherwise.

12.	RETRENCHMENT

Where retrenchment exercise is necessary, the Company shall adopt the industry practise with regards to this. Compensation for retrenchment shall not be less than one (1) month alary for every year of service.

13.	DUTIES AND CONFLICT OF INTEREST

Whilst employed, you are required to attend to the business of the Company faithfully, diligently and to perform all duties that have been assigned to you to the best of your abilities. You must avoid any relationship, activity, ownership interest (direct or indirect) or similar arrangements as well as the acceptance of gifts or any kind of other benefits which could reasonably create a conflict between the interest of you and the interest of the Company; or which could be considered to influence your professional judgement in his or her exercising the Company’s business.

14.	NON-DISCLOSURE OF CONFIDENTIAL AND TRADE SECRETS

Without the prior consent of the Company or excepts as authorised or required in the course of the performance of your duties, you shall not disclose, reveal or make available, directly or indirectly to third parties any confidential operations, processes or dealings, any trade secrets or any information concerning the business, finances, transactions or affairs of the Company, or its parent Company or any of its subsidiaries or associate companies, which may come to your knowledge during your employment with the Company and you shall keep with complete secrecy all confidential information and matters entrusted to you and shall not use or attempt to use any information in any manner which may injure or cause loss either directly or indirectly to the Company or its business or may be likely so to do. You are also required to keep in confidence matters regarding your salary and benefit remuneration or any other entitlement granted to you by the Company from time to time.

This restriction shall continue to apply after your cessation of employment with the Company without limit in point of time but shall cease to apply to information or knowledge which may come into public domain.

Upon cessation of your employment with the Company, you shall return all documents, data or other requisites, confidential or otherwise, obtained or made by you during the course of your employment with the Company, pertaining to the business of the Company.

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15.	TERMINATION OF CONTRACT

While we hope and expect that this will be the beginning of a long and rewarding employment relationship, you should be aware that either you or the Company may terminate the employment relationship at any time, by written notice, for any reason.

Both the Company and the employee, who is confirmed for regular employment, are required to provide two (2) month’s written notice. Such notice may however be waived, without payment in lieu, upon the mutual consent of parties.

16.	STAFF TRAINING OR COMPANY TRIP

When possible, it is at the sole discretion of the Company and Company Policy to provide training or company trip. As such, you may be sent for specialized training or participate in any company trip, either locally and/or overseas. Should the Employee resign within the next twelve (12) months after the overseas training or company trip, or resign within the next six (6) months from the date of commencement of the local training or trip, the Employee is required to compensate the Company by paying back all the related expenses incurred on the Employee. However, should the Employee be dismissed for whatsoever reason, the Employee is not required to repay the Company for the training and/or company trip expenses incurred.

17.	TERMINATION OF CAUSE

Any unreasonable misconduct, negligence and/or abandonment of duties or non-compliance with any of the terms and conditions of this contract by the employee shall constitute ground for immediate termination of employment. Should such a situation arise, all payments to or on behalf of the employee shall cease as of the date of termination.

18.	ABSENCE FROM WORK

Absence from work without prior approval or proper reason shall constitute just cause for the Company to terminate the contract.

19.	INTELLECTUAL PROPERTY AND RIGHTS

All intellectual property and proprietary rights in the Company shall be vested in the Company. Your only interest on such rights will cease upon resignation, dismissal or any other form of termination of employment affected by the Employee or the Company.

20.	TRANSFERABILITY

At the discretion of the Management, you may be transferred from one position to another within the Company or within the Group of Companies.

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21.	OTHER TERMS AND CONDITIONS

The Company reserves the right to introduce, modify, amend or annul any terms and conditions at any time during its operations. Any such changes shall be notified by issuance of circulars, memorandums or other instructions by whatever means from time to time, will form part of the terms and conditions of employment.

22.	ACCEPTANCE OF OFFER

Please confirm the acceptance of the above offer by signing and returning the duplicate copy of this letter within five (5) days from the date of this letter, failing which our offer shall lapse.

We are confident that you will immediately be a key contributor to our organisation. We welcome you to Agroz Group and we look forward to your long-term career development with us.

Yours Sincerely

Navleen Kaur

HR Dept.

I, _______, hereby accept the above terms and conditions.

Name :
IC :
Date :

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